Exhibit 10.7

SEPARATION AGREEMENT

SEPARATION AGREEMENT (this “Agreement”) made this ___ day of December, 2007 by and between Matt Snyder, an individual residing at 18339 NE 201st Drive Woodinville, WA 98077 (“Officer”) and BioLife Solutions, Inc., a Delaware corporation having its principal executive offices at 3303 Monte Villa Parkway, Suite 310, Bothell, WA  98021 (“BioLife”).

W I T N E S S E T H:

WHEREAS, Officer currently is employed by BioLife pursuant to the terms of an Employment Agreement (the “Employment Agreement”), which Employment Agreement currently extends through October 16, 2008; and

WHEREAS, Officer has informed BioLife that he (a) believes there has been a change in his duties, responsibilities and status as in effect at the time of execution of the Employment Agreement and (b) intends to leave the employ of BioLife for Good Reason under the terms of the Employment Agreement; and

WHEREAS, Officer would be entitled to six (6) months severance in the event he leaves the employ of BioLife and Good Reason exists therefor; and

WHEREAS, BioLife is of the opinion that Officer’s duties, responsibilities and status have not changed from that in effect at the time of execution of the Employment Agreement and Good Reason does not exist for Officer leaving BioLife; and

WHEREAS, the Parties desire to resolve their differences by (a) canceling the Employment Agreement, and (b) providing for (i) the continued employment of Officer through December 31, 2007, and (ii) three (3) months severance benefits for Officer thereafter;

NOW, THEREFORE, in consideration of the premises and of the representations, mutual covenants and obligations herein contained, the parties hereto agree as follows:

1.

The Employment Agreement is hereby cancelled.  Officer shall remain as an employee of BioLife through December 31, 2007 (the “Expiration Date”), serving BioLife in the same capacity as he had previously served under the Employment Agreement.  Officer agrees to use his best efforts in performing his duties and responsibilities hereunder through the Expiration Date, at which time Officer shall leave the employ of BioLife.

2.

Provided that Officer is not in breach of this Separation Agreement:

(a)

From January 1, 2007 through March 30, 2007, BioLife shall make payments to Officer at the rate of $140,000 per annum, on the same basis and in accordance with the same procedures (including the withholding of taxes) as is applicable to BioLife’s normal payroll procedures;

(b)

From January 1, 2007 through March 30, 2007, BioLife shall make payments for Officer’s health insurance premiums.

3.

Officer represents that he has returned all property of BioLife in his possession and control including, but not limited to, all documents, books, records, reports, files, correspondence, notebooks, equipment, manuals, notes, specifications, mailing lists, credit cards, computers, equipment, software, plans, manuals, guides, memoranda, lists,  charts, advertising materials, and any data and other property delivered to or acquired by Officer by or on behalf of BioLife or delivered to or acquired by Officer by or from an agent, representative or customer of BioLife, and all records compiled by Officer which pertain to the business of BioLife.

4.

Officer represents and warrants that he has fully disclosed to BioLife, and covenants that he will fully disclose to BioLife, with all necessary detail for a complete understanding of the same, any and all developments, client and potential client lists, know how, discoveries, inventions, improvements, conceptions, ideas, writings, processes, formulae, contracts, methods, works, and the like, whether or not patentable or copyrightable, which were or are conceived, made, acquired, or written by Officer, solely or jointly with another, while employed by BioLife and which are substantially related to the business or activities of BioLife (collectively, “Proprietary Rights”).  Officer hereby assigns and transfers, and agrees to assign and transfer, all his rights, title, and interests in the Proprietary Rights to BioLife or its nominee.  Officer represents and warrants that he has delivered to BioLife any and all drawings, notes, specifications, and data relating to the Proprietary Rights.  All copyrightable Proprietary Rights shall be considered to be “works made for hire.”  Whenever requested to do so by BioLife, Officer shall execute and deliver to BioLife any and all applications, assignments or other instruments and do such other acts that BioLife shall reasonably request, at BioLife’s sole expense, to apply for and obtain patents and/or copyrights in any and all countries or to otherwise protect BioLife’s interest in the Proprietary Rights and/or to vest title thereto to BioLife.  Officer shall assist BioLife in obtaining such copyrights and patents on reasonable notice and at mutually convenient times, and Officer agrees to testify in any prosecution or litigation involving any of the Proprietary Rights; provided, however, Officer shall be reasonably compensated for his time and reimbursed for any out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony.

5.

(a)

Officer is aware of confidential information of BioLife, including, but not limited to, trade secrets, product information, technical information, software programs, software code, designs, prototypes, methods, techniques, plans, processes, strategies, product pricing, research and development activities, sales goals, marketing information, customer and potential customer lists, vendor lists, and other information which BioLife is obligated to keep confidential pursuant to its obligations to third parties (collectively, “Confidential Information”).  Officer shall maintain in confidence and shall not use for his own benefit, directly or indirectly, any Confidential Information, and shall not publish, disseminate, or disclose any Confidential Information without the express written permission of BioLife.  The term “Confidential Information” shall not include information which becomes public knowledge without the breach of any obligation of confidentiality of Officer.  In the event of a breach or a threatened breach by Officer of the provisions of this Section 5(a), BioLife shall be entitled to an injunction, without being required to post any bond or prove special damages, restraining Officer from disclosing, in whole or in part, the Confidential Information, or from rendering any services to any person, firm, corporation, association, or other entity to whom such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing contained herein shall be construed as prohibiting BioLife from pursuing any other remedies available to BioLife for such breach or threatened breach, including the recovery of damages from Officer.

(b)

During the period of time that Officer is receiving the payments provided for in Section 2(a) and for a period of twelve months immediately following such period he will not (i) compete with, or, directly or indirectly, own, manage, operate, control, loan money to, or participate in the ownership, operation or control of, or be connected with as a director, partner, consultant, agent, independent contractor or otherwise, or acquiesce in the use of his name in any other business or organization which is in competition with BioLife in any geographical area in which BioLife is then conducting business or any geographical area in which, to the knowledge of Officer, BioLife plans to conduct business within twenty four months from the date thereof, or (ii) solicit or interfere with, or endeavor to entice away from BioLife, any of its employees (or any person that was an employee of BioLife on the date of this Agreement) or customers without the written consent of BioLife.  Since a breach of the provisions of this Section 5(b) could not adequately be compensated by money damages and will cause irreparable injury to BioLife, BioLife shall be entitled, in addition to any other right or remedy available to it, to an injunction or restraining order restraining such breach or a threatened breach, and no bond or other security shall be required in connection therewith, and Officer hereby consents to the issuance of any such injunction or restraining order.  Officer agrees that the provisions of this Section 5(b) are reasonable and necessary to protect BioLife and its business.  It is the desire and intent of the parties that the provisions of this Section 5(b) shall be enforced to the fullest extent permitted under the public policies and laws applied in each jurisdiction in which enforcement is sought.  If any restriction contained in this Section 5(b) shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provision hereof and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

6.

Officer shall not make any statements, either directly or through other persons or entities, which are disparaging to BioLife, or its officers, directors, employees, services, products, operations, or prospects, and BioLife shall not make any statements, either directly or through other persons or entities which are disparaging to Officer. BioLife shall, and it shall instruct the executive officers and directors to limit any of their statements regarding the resignation of Officer’s employment to Officer’s desire to pursue other opportunities (other than discussions solely among BioLife’s board members and/or BioLife’s counsel).

7.

(a)

Officer for himself, and for the executors and administrators of his estate, his heirs, his personal representatives (collectively, the “Officer Parties”), hereby unconditionally releases and forever discharges BioLife, its officers, directors, employees, agents, representatives, managers, members, and shareholders, and the respective executors, administrators, heirs, personal representatives, successors and assigns of each of the foregoing (collectively, in their capacities as such, the “BioLife Parties”), from any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages, of any nature whatsoever or by reason of any matter, cause or thing, whether arising in contract, statute, regulation, policy, tort, equity, or otherwise, regardless of whether known or unknown, which, against BioLife or any of the other BioLife Parties, Officer or any of the Officer Parties ever had, now has or hereafter can, shall or may have, from the beginning of the world to the date hereof, including, but not limited to, any matter relating to or arising out of the employment of Officer or the termination thereof (including, without limitation, any and all claims (x) arising out of the Employment Agreement, and (y) of wrongful discharge, breach of any implied or express contract, whether oral or written, intentional or negligent infliction of emotional harm, defamation, or any other tort).

(b)

BioLife hereby unconditionally releases and forever discharges Officer and the Officer Parties from any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing, whether arising in contract, statute, regulation, policy, tort, equity, or otherwise, regardless of whether known or unknown, with respect to Officer’s employment (other than for violations of law or fraud), which, against Officer or any of the Officer Parties, BioLife  ever had, now has or hereafter can, shall or may have, from the beginning of the world to the date hereof.

(c)

No party shall file any administrative or judicial complaints, charges, lawsuits, claims, demands or actions of any kind based on or with respect to the termination of the employment of Officer, or any other matter with respect to which the releases set forth in Sections 7(a) or (b) have been granted.  Nothing contained herein shall preclude any party from bringing an action to enforce its rights as set forth in this Agreement.

8.

(a)

Any notice or other communication required or permitted under this Agreement shall be in writing and delivered personally, or sent by facsimile or sent by reputable overnight delivery service and properly addressed as follows:

To Officer:

By Overnight Delivery – to the address set forth above

By Facsimile –

To BioLife:

By Overnight Delivery – to the address set forth above

By Facsimile - (425) 402-1433

(b)

Any party may from time to time change its address and facsimile number for the purposes of notices to that party by a similar notice specifying a new address or facsimile number, but no such change shall be deemed to have been given until it is actually received by the party sought to be changed with its contents.

(c)

All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 8 if delivered personally or by courier, shall be effective upon delivery, if sent by facsimile, shall be delivered upon receipt of proof of transmission.

9.

In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  This Agreement will survive the termination of any arrangements contained herein and is binding on and will inure to the benefit of each of the parties and their respective officers, directors, employees, agents, representatives, managers, members, shareholders, heirs, executors, administrators, successors and assigns (each of whom are intended third party beneficiaries).

10.

This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without giving any effect to any doctrine pertaining to the conflict of laws.  The parties hereto irrevocably (a) submit to the jurisdiction of any state or federal court of competent jurisdiction sitting in the State of Washington in any action or proceeding arising out of or relating to this Agreement, (b) agree that all claims with respect to such action or proceeding shall be heard and determined in such a Washington state or federal court, (c) waive, to the fullest extent possible, the defense of an inconvenient forum, and (d) TO THE EXTENT PERMITTED BY LAW, WAIVE TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING.  The parties hereby consent to and grant any such court jurisdiction over the persons of such parties and over the subject matter of any such dispute, and agree that delivery or mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8 hereof or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

11.

Each of the parties agrees to do and perform or cause to be done and performed all further acts and shall execute and deliver all other documents necessary on its part to carry out the intent and accomplish the purposes of this Agreement and the transactions contemplated hereby.

12.

This Agreement sets forth the entire agreement between the parties hereto concerning the subject matter hereof, and supersedes any and all previous agreements between them relating to such subject matter including, without limitation, the Employment Agreement.

13.

This Agreement cannot be altered, amended, changed, waived, terminated, or modified in any respect unless the same shall be in writing and signed by the party to be charged therewith.  The failure of any party hereto at any time or times to enforce any provisions of this Agreement or to require performance by any other party of any provisions hereof shall in no way be construed to be a waiver of this Agreement or the right of any party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

14.

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

15.

Each party shall bear its own expenses in connection with the negotiation, execution, and delivery of this Agreement.

16.

The parties acknowledge that each party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

17.

Except as otherwise required by law, the parties agree to keep confidential the terms of this Agreement and not to disclose any term of this Agreement to any other person or entity, except for each party’s accountants and attorneys, and those employees of BioLife who need to know such information for the purpose of carrying out their duties, who are informed by BioLife of the confidential nature of such information, and who agree to act in accordance with the terms of this Section 17.

18.

Unless required by law, Officer shall not assist any third party claimant in any suit, arbitration, or other proceeding against BioLife or any of its officers, directors or employees.

IN WITNESS WHEREOF, the parties have each executed this Agreement as of the date first written above.

BioLife Solutions, Inc.

By:	/s/ Michael P. Rice
Name: Title:	Michael P. Rice Chairman & CEO

Officer:

By:	/s/Matt Snyder
Name:	Matt Snyder